UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Realty Income Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Realty Income Corporation, a Maryland corporation, to be held at 9:00 a.m., local time, on May 15, 2007 at the California Center for the Arts Escondido, 340 North Escondido Boulevard, Escondido, California 92025.

At the Annual Meeting, you will be asked to consider and vote upon:

(1) The election of eight directors to serve until the 2008 annual meeting of stockholders and until their respective successors are duly elected and qualify.

(2) The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These proposals are more fully described in the accompanying Proxy Statement. We urge you to carefully review the Proxy Statement.

Our Board of Directors recommends a VOTE FOR the election of the eight director nominees to serve until the next annual meeting and until their successors are duly elected and qualify.

YOUR VOTE IS IMPORTANT TO US, WHETHER YOU OWN FEW OR MANY SHARES!

Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Sincerely,

/s/ THOMAS A. LEWIS

THOMAS A. LEWIS
Vice Chairman of the Board,
Chief Executive Officer

REALTY INCOME CORPORATION

220 West Crest Street

Escondido, California  92025-1707

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., Pacific Daylight Time, on Tuesday, May 15, 2007

PLACE	California Center for the Arts Escondido 340 North Escondido Boulevard Escondido, California 92025

ITEMS OF BUSINESS

The election of eight directors to serve until the 2008 annual meeting of stockholders and until their respective successors are duly elected and qualify.

The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The above are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

Management will report on the current activities of Realty Income and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and make appropriate comments.

RECORD DATE	You can vote if you are a stockholder of record at the close of business on March 15, 2007.

PROXY VOTING

YOUR VOTE IS IMPORTANT! If you plan to be present, please notify Michael R. Pfeiffer, Executive Vice President, General Counsel and Secretary so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and promptly return the enclosed proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person.

March 23, 2007	By Order of the Board of Directors,

/s/ MICHAEL R. PFEIFFER

Michael R. Pfeiffer Executive Vice President, General Counsel and Secretary

Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders will be available for inspection at the Realty Income corporate offices at 220 West Crest Street, Escondido, California, 92025 at least ten days prior to the Annual Meeting.

TABLE OF CONTENTS

Frequently Asked Questions
Proposal 1 – Election of Directors
Voting Procedures
Board of Directors
Corporate Governance Guidelines
Board Independence
Committees of the Board of Directors
Audit Committee
Compensation Committee
Nominating/Corporate Governance Committee
Director Qualifications
Identifying and Evaluating Nominees for Directors
Stockholder Nominations
Meetings and Attendance
Communications with the Board
Compensation of the Company’s Directors
Stock Awards for Directors
Other Payments for Directors
Executive Officers of the Company
Executive Compensation
Compensation Discussion and Analysis
Elements of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as Amended
Sections 280G and 4999 of the Code
Compensation Committee Report
Summary Compensation Table
Grants of Plan-Based Awards Table
Outstanding Equity Awards Table
Stock Vested Table
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments upon Termination or Change In Control
Termination Scenario Tables
Compensation Committee Interlocks and Insider Participation
Audit Committee Report
Section 16(a) Beneficial Ownership Reporting Compliance
Related Party Transactions
Security Ownership of Certain Beneficial Owners and Management
Equity Compensation Plan Information
Independent Registered Public Accounting Firm Fees and Services
Fees Paid to Independent Registered Public Accounting Firm
Stockholder Proposals for 2008 Annual Meeting

REALTY INCOME CORPORATION

220 West Crest Street

Escondido, California  92025-1707

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2007

Beginning at 9:00 A.M. Pacific Daylight Time

and at any adjournment or postponement of the Annual Meeting

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. In this Proxy Statement, “Realty Income,” “we” and “our” refer to Realty Income Corporation, a Maryland corporation. A copy of our 2007 Annual Report, the Notice of Annual Meeting, this Proxy Statement and accompanying proxy card are being mailed to our stockholders beginning on or about April 9, 2007.

Frequently Asked Questions

Why did I receive these proxy materials?

We are providing these proxy materials to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

You are invited to attend our Annual Meeting, which will be held at The California Center for the Arts Escondido, 340 North Escondido Boulevard, Escondido, California 92025. Stockholders will be admitted to the Annual Meeting beginning at 8:30 A.M. and refreshments will be provided.

Do I need a ticket to attend the Annual Meeting?

No, you do not need a ticket, but you will need to register and identify yourself as a stockholder in order to receive certain Annual Meeting materials when you arrive.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon:

•                  The election of eight directors to serve until the 2008 annual meeting of stockholders and until their respective successors are duly elected and qualify; and

•                  The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 15, 2007 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 101,007,276 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, The Bank of New York, you are considered the “stockholder of record”. In this case, you receive your dividend check from The Bank of New York and these materials were sent to you directly by us.

If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. These materials have been forwarded to you by your broker, bank, or other holder of record who is considered the stockholder of record. As the beneficial owner you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy FOR the election of the board’s eight nominees for director and in the discretion of the proxy holders on any such matter that may properly come before the meeting.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy to: Realty Income, c/o The Bank of New York, P.O. Box 11147, New York, NY  10203-0147.

By Telephone

Beneficial owners may authorize their proxies by telephone. The telephone procedures established by us are designed to authenticate your identity, to allow you to authorize your proxy, to give your voting instructions and to confirm that those instructions have been properly recorded. You can authorize your proxy by calling the toll-free number on your proxy card. Please have your proxy card available when you call. Easy-to-follow voice prompts allow you to authorize your proxy and to confirm that your instructions have been properly recorded. Telephone facilities will be available 24 hours a day and will close at 11:59 P.M. Eastern Daylight Time on May 14, 2007. If you authorize your proxy by telephone, you do not have to return your proxy card.

By Internet

Beneficial owners may authorize their proxies on the Internet by going to our web site at www.realtyincome.com and clicking on the “2007 Annual Meeting” icon shown on the home page. The 2007 Annual Meeting page contains a link to meeting material documents as well as a link to authorize your proxy at www.proxyvote.com. Please have your proxy card handy as it contains your “control number”, which will be required to identify yourself and authorize your proxy on www.proxyvote.com. Step-by-step instructions on how to authorize your proxy are provided on their site.

In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Can I change my vote after I submit my proxy?

You may revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following:

•                  delivering to our corporate secretary a written notice of revocation prior to or at the Annual Meeting;

•                  signing and returning to our corporate secretary a proxy bearing a later date;

•                  authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization is used); or

•                  voting in person at the Annual Meeting.

Your attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy unless you vote in person or give written notice of revocation to our corporate secretary before the polls are closed. Any written notice revoking a proxy should be sent to our corporate secretary, at our corporate offices, at 220 West Crest Street, Escondido, California 92025-1707.

How does our Board of Directors recommend you vote on the proposal?

Our Board of Directors recommends a vote FOR the election of the eight director nominees to serve until the 2008 annual meeting and until their successors are duly elected and qualify.

What are the voting requirements to elect our directors?

The presence of the holders of a majority of outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote because that holder does not have discretionary voting power and has not received voting instructions from the beneficial owner.

The affirmative vote of a plurality of all the votes cast is necessary for the election of a director. Thus, the eight nominees receiving the highest number of votes will be elected. For the purpose of the election of directors, abstentions will have no effect on the outcome of the vote. Since brokers are permitted to vote for the election of directors in an uncontested election, there will be no broker non-votes with respect to Proposal 1. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors if the broker does not receive voting instructions from you.

Will any other business be conducted at the Annual Meeting?

Our Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. Under the New York Stock Exchange rules, if you are a beneficial owner, your bank, broker or other holder of record may not vote your shares on any stockholder proposal without instructions from you.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).

Who will count the vote?

Representatives of our transfer agent, The Bank of New York, will tabulate the votes and act as inspector of election.

Can I access the Notice of Annual Meeting, Proxy Statement and 2007 Annual Report on the Internet?

These materials are available on our web site and can be accessed by clicking on the “2007 Annual Meeting Materials” icon on our home page, www.realtyincome.com.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding”. Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing and postage costs.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record, with whom you share an address, currently receive multiple copies of the Notice of Annual Meeting, Proxy Statement and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, The Bank of New York, by mail at:  Shareholder Relations Department, P.O. Box 11258, Church Street Station, New York, NY  10286 or by phone at 1-877-218-2434 or email at shareowner-svcs@bankofny.com.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, telegram, Internet or otherwise. These directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of our common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and these costs must be borne by the stockholder.

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “O.” On March 15, 2007, the last reported sale price for our common stock on the NYSE was $28.02 per share.

No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

The date of this Proxy Statement is

March 23, 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors currently consists of eight directors. They will be elected at the Annual Meeting to serve for a one-year term expiring at the annual meeting in 2008 and until their respective successors have been duly elected and qualify.

VOTING PROCEDURES

The representation, in person or by properly executed proxy, of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Shares of our common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Annual Meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists.

Election of Directors

The affirmative vote of a plurality of all of the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. The eight nominees receiving the highest number of votes will be elected. For the purposes of the election of directors, abstentions will have no effect on the outcome of the vote. The election of directors is a matter on which a broker or other nominee is empowered to vote.

BOARD OF DIRECTORS

Name	Age	Title
Kathleen R. Allen	61	Director
Donald R. Cameron	67	Director and Lead
		Independent Director
William E. Clark, Jr.	69	Chairman
Roger P. Kuppinger	66	Director
Michael D. McKee	61	Director
Ronald L. Merriman	62	Director
Thomas A. Lewis	54	Vice Chairman and Chief Executive Officer
Willard H. Smith Jr	70	Director

Kathleen R. Allen, Ph.D. has been our director since February 2000. She is a professor at the Marshall School of Business and the director of the Center for Technology Commercialization at the University of Southern California (1991-present). She was the co-founder and chairman of Gentech Corporation (1994-2004). Dr. Allen incorporated a non-profit institute, the National Network for Technology Entrepreneurship and Commercialization (N2TEC), in January 2006. This institute is dedicated to economic development through technology entrepreneurship and Dr. Allen is the chief executive officer and serves on its board of directors. She also serves as a consultant to two medical technology ventures, and is the author of twelve books in the field of entrepreneurship and technology, a field in which she is considered an expert. Dr. Allen is a member of our Audit Committee.

Donald R. Cameron has been our director since August 1994. He is a co-founder and president of Cameron, Murphy & Spangler, Inc., a securities broker-dealer firm and registered investment advisor located in Pasadena, California. Prior to founding Cameron, Murphy & Spangler in 1975, Mr. Cameron worked at the securities brokerage firm of Glore Forgan Staats, Inc. and its successors (1969-1975). Mr. Cameron is chairman of our Compensation Committee and is a member of our Nominating/Corporate Governance Committee. Since February 2004, Mr. Cameron has served as our lead independent director.

William E. Clark, Jr. is the chairman of our Board of Directors and has served in this position since 1969. Mr. Clark was a co-founder of Realty Income Corporation, and served as chief executive officer of the Company from 1969 to May 1997. Mr. Clark has been involved as a principal in commercial real estate acquisition, development, management and sales for over 40 years, specializing in land acquisitions, tenant lease negotiations, construction and sales of commercial properties for regional and national retail chain store operations throughout the United States.

Roger P. Kuppinger has been our director since August 1994. He is a self-employed investment banker and financial advisor who is an active investor in both private and public companies. Prior to March 1994, he was a managing director at the investment banking firm of Sutro & Co., Inc. Prior to joining Sutro in 1969, Mr. Kuppinger worked at First Interstate Bank, formerly named United California Bank (1964-1969). He has served on over fourteen boards of directors for both public and private companies, and currently serves on the board of directors of BRE Properties, Inc. (NYSE: BRE) and is chairman of its Audit Committee. Mr. Kuppinger is chairman of our Audit Committee and is a member of our Compensation Committee.

Thomas A. Lewis is our chief executive officer. He is also vice chairman of our Board of Directors and has been a member of our board since September 1993. Mr. Lewis joined us in 1987 and served in a variety of executive positions, including vice president, capital markets until 1997 when he was named chief executive officer. In 2000-2001, he also held the position of president. Prior to joining us, Mr. Lewis was an executive with Johnstown Capital, a real estate investment company (1982-1987), an investment specialist with Sutro & Co., Inc., (1979-1982), and in marketing with Procter & Gamble (1974-1979). He also serves as a member of the board of directors of Sunstone Hotel Investors, Inc. (NYSE: SHO). Mr. Lewis is a director of Crest Net Lease, Inc., (“Crest”), a subsidiary of Realty Income.

Michael D. McKee has been our director since August 1994. He is vice chairman (July 1999 – present) and chief operating officer (2001-present) of The Irvine Company and was chief financial officer (1997-2001) and executive vice president (1994-1999) of The Irvine Company. Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins (1986-1994). His business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. He is currently a member of the board of directors of The Irvine Company and Health Care Property Investors, Inc. (NYSE: HCP). Mr. McKee is chairman of our Nominating/Corporate Governance Committee and a member of our Compensation Committee.

Ronald L. Merriman has been our director since July 2005. He is the managing director of Merriman Partners, a management advisory firm (2003-present). Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm (2000-2003), executive vice president of Carlson Wagonlit Travel (1999-2000), president of Ambassador Performance Group, Inc., (1997-1999) and was employed by the accounting firm of KPMG and served as vice chairman of KPMG’s Management Committee (1967-1997). Mr. Merriman serves on the board of directors and is the Audit Committee chairman of Aircastle Limited (NYSE: AYR), Pentair, Inc. (NYSE: PNR) and Haemonetics Corporation (NYSE: HAE). Mr. Merriman is a member of our Audit Committee and our Nominating/Corporate Governance Committee.

Willard H. Smith Jr has been our director since July 1996. He was a managing director, Equity Capital Markets Division, of Merrill Lynch & Co. from 1983 until his retirement in 1996. Prior to joining Merrill Lynch in 1979, he was employed by F. Eberstadt & Co. (1971-1979). Mr. Smith serves on the board of directors of the Cohen & Steers Family of Funds and Essex Property Trust (NYSE: ESS). Mr. Smith also serves as a director of Crest. Mr. Smith is a member of our Audit Committee and our Compensation Committee.

Corporate Governance Guidelines

Our board has adopted a charter for each of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. Our board may, from time to time, establish certain other committees to facilitate our management. We have adopted a Code of Business Ethics that applies to our employees and directors. We have also adopted Corporate Governance Guidelines. The Committee Charters, Code of Business Ethics and Corporate Governance Guidelines are posted on our website at www.realtyincome.com and will be provided without charge upon request to the Corporate Secretary, Realty Income Corporation, 220 West Crest Street, Escondido, CA  92025. The information contained on our website is not incorporated by reference into and does not form a part of this Proxy Statement.

Board Independence

Our board has determined that each of our current directors, except for Messrs. Clark and Lewis, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as currently in effect. Our board established and employed the following categorical standards in determining whether a relationship is material and thus would disqualify such director from being independent:

•            The director is, or has been within the last three years, our employee or an employee of any of our subsidiaries;

•            An immediate family member of the director is, or has been within the last three years, our executive officer or an executive officer of any of our subsidiaries;

•            The director (or an immediate family member of the director) received during any twelve-month period within the last three years, more than $100,000 in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•            The director was affiliated with or employed within the last three years by our present or former (internal or external) auditor or an immediate family member of the director was affiliated with or employed in a professional capacity by our present or former (internal or external) auditor;

•            The director (or an immediate family member of the director) is, or has been within the last three years, employed as an executive officer of another company where any of our executives served on that company’s compensation committee;

•            The director is a current employee, or an immediate family member of the director is a current executive officer of another company that made payments to, or received payments from us or any of our subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•            The director (or an immediate family member of the director) was, within the last three years, an affiliate or executive officer of another company which was indebted to us, or to which we were indebted, where the total amount of either company’s indebtedness to the other was five percent (5%) or more of our total consolidated assets or the total consolidated assets of the company he or she served as an affiliate or executive officer;

•            The director (or an immediate family member of the director) was, within the last three years, an officer, director or trustee of a charitable organization where our (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million or five percent (5%) of that organization’s consolidated gross revenues.

“Affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a company.

COMMITTEES OF THE BOARD OF DIRECTORS

Name	Audit	Compensation	Nominating/ Corporate Governance
Kathleen R. Allen	•
Donald R. Cameron*		+	•
Roger P. Kuppinger	+	•
Michael D. McKee		•	+
Ronald L. Merriman	•		•
Willard H. Smith Jr	•	•
• Member
+ Chairman
* Lead Independent Director

Audit Committee

The Audit Committee of our Board of Directors was established in accordance with Section 10A-3 of the Securities Exchange Act of 1934 and is comprised of Dr. Allen and Messrs. Kuppinger (Chairman), Merriman and Smith. Our board has determined that each of Messrs. Kuppinger and Merriman qualify as an audit committee financial expert, as defined in Item 401(h)(2)-(3) of Regulation S-K. All of the members of the Audit Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as discussed above, and the audit committee requirements of the SEC. Additionally, our Board of Directors has considered Mr. Merriman’s concurrent service on the audit committees of more than three public companies and has determined that such simultaneous service does not impair his ability to effectively serve on our Audit Committee.

The Audit Committee’s principal responsibilities include:

•            The selection, approval and engagement of our independent registered public accounting firm, approving any special assignments given to the independent registered public accounting firm and reviewing:

•            The scope and results of the audit engagement with the independent registered public accounting firm and management, including the independent registered public accounting firm’s letters to the Audit Committee;

•            The independence of the independent registered public accounting firm;

•            The effectiveness and efficiency of our internal accounting function; and

•            Any proposed significant accounting changes.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Messrs. Cameron (Chairman), Kuppinger, McKee and Smith. All of the members of the Compensation Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as discussed above. The Compensation Committee’s principal responsibilities include:

•            Establishing remuneration levels for our officers;

•            Reviewing management organization and development;

•            Reviewing significant employee benefits programs; and

•            Establishing and administering executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

The Compensation Committee regularly reviews and approves our executive compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders. The Compensation Committee:

•            Conducts an annual review of our compensation philosophy;

•            Conducts an annual review and approves the goals and objectives relating to the compensation of the chief executive officer, evaluates the performance of the chief executive officer in light of our business strategy and objectives and determines and approves the compensation of the chief executive officer based on such evaluation;

•            Conducts an annual review and approves all compensation for all other officers (as such term is defined in Rule 16a-1 promulgated under the 1934 Act), directors and all of our other employees or the employees of our subsidiaries with a base salary greater than or equal to $200,000;

•            Reviews and approves all officers’ employment agreements and severance arrangements;

•            Manages and annually reviews executive annual bonus and long-term incentive compensation;

•            Manages and annually reviews employee pension and welfare benefit plans (including 401(k) and other plans); and

•            Sets performance targets under all annual bonus and long-term incentive compensation plans as appropriate.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee periodically reviews and revises its charter. To assist in carrying out its responsibilities, the Compensation Committee regularly receives reports and recommendations from the chief executive officer, management, and from an outside compensation consultant it selects and retains and, as appropriate, consults with its own legal or other advisors, all in accordance with the authority granted to the Compensation Committee in its charter.

To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates Compensation, a division of FPL Associates, LP, a nationally known executive compensation and benefits consulting firm, to advise it on a regular basis on the amount and form of our executive compensation and benefit programs. The Compensation Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Compensation Committee. In 2006, such services included providing data regarding market practices and making recommendations for changes to our plan designs and policies consistent with our compensation philosophies and objectives, and advising on executive base salaries, bonuses and long-term incentive compensation. In 2006, the consultant also assisted the Compensation Committee in designing and reviewing tally sheets regarding total compensation of our executive officers and provided studies and recommendations regarding our peer group. The consultant reports to the chairman of the Compensation Committee. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to engage such consultants and other advisors.

The Compensation Committee has the authority to determine and approve the individual elements of total compensation paid to the chief executive officer and other executives holding the title of vice president or higher. The Compensation Committee reviews the performance and compensation of the chief executive officer, and all of the executive officers named in this Proxy Statement. The chief executive officer and president, chief operating officer, annually assist in the review of the compensation of our other executive officers and members of senior management. The chief executive officer makes recommendations with respect to salary adjustments and annual bonus and nonvested stock awards to the Compensation Committee based on his review and on market data compiled by the compensation consultant.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of our Board of Directors is comprised of Messrs. Cameron, McKee (Chairman) and Merriman. All of the members of the Nominating/Corporate Governance Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as discussed above. The Corporate Governance Committee’s principal purpose is to provide counsel to our Board of Directors with respect to:

•            Organization, membership and function of our Board of Directors;

•            Structure and membership of the committees of our Board of Directors; and

•            Succession planning for our executive management.

Director Qualifications

The director qualifications developed to date focus on what the Nominating/Corporate Governance Committee believes to be essential competencies to effectively serve on the board. In reviewing and considering potential nominees for the board, the Nominating/Corporate Governance Committee looks at the following qualities, skills and attributes:

•            Experience in corporate governance, such as an officer or former officer of a publicly held company;

•            Experience in our industry;

•            Experience as a board member of another publicly held company;

•            Personal and professional integrity, ethics and values;

•            Practical and mature business judgment, including the ability to make independent analytical inquiries;

•            Academic expertise in an area of our operations; and

•            Background in financial and accounting matters.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees for directors by first evaluating the current members of our board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for board service are re-nominated. As to new candidates, the Nominating/Corporate Governance Committee will generally poll our board members and members of management for their recommendations. The Nominating/Corporate Governance Committee may also hire a search firm if deemed appropriate. An initial slate of candidates will be presented to the chairman of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by the chief executive officer and a Nominating/Corporate Governance Committee member. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our board. Recommendations received by stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee.

Stockholder Nominations

The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board and how the candidate satisfies our board’s criteria. The stockholder must also provide such other information about the candidate as would be required by the SEC rules to be included in a Proxy Statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of Realty Income stockholdings. The stockholder must also comply with the advance notice provisions of our Bylaws. All communications are to be directed to the chairman of the Nominating/Corporate Governance Committee, c/o the Corporate Secretary, Realty Income Corporation, 220 West Crest Street, Escondido, CA  92025. Recommendations received less than 90 days or more than 120 days prior to the anniversary of the mailing of the Proxy Statement for the previous year’s annual meeting of stockholders will not be considered timely for consideration at the current year’s annual meeting of stockholders. See “Stockholder Proposals for 2008 Annual Meeting” in this Proxy Statement. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.

Meetings and Attendance

Our Board of Directors met 16 times during 2006. In 2006, the Audit Committee met nine times, the Compensation Committee met five times and the Nominating/Corporate Governance Committee met two times. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors while they were on our board and (ii) the total number of meetings of the committees of our Board of Directors on which such directors served. Although we have no policy with regard to board members’ attendance at our annual meeting of stockholders, it is customary for, and we expect, all board members to attend. All of our directors then in office attended the 2006 annual meeting of stockholders.

To ensure free and open discussion among the independent directors of our board, only independent directors attend executive sessions of our board. The independent directors have nominated Mr. Cameron to serve as presiding lead independent director at each executive session. The board met in executive session four times during 2006.

Communications with the Board

Stockholders and other interested parties may communicate with our lead independent director or with the non-management directors, as a group, by sending an email to mpfeiffer@realtyincome.com or by regular mail addressed to the Lead Independent Director, c/o the Corporate Secretary, Realty Income Corporation, 220 West Crest Street, Escondido, CA  92025. All correspondence will be forwarded promptly by the corporate secretary to the lead independent director.

Compensation of the Company’s Directors

None of our officers receive or will receive any compensation for serving as a member of our Board of Directors or any of its committees. Our directors received the following aggregate amounts of compensation for the year ended December 31, 2006:

Name	Fees earned or paid in cash(1)	Stock awards(2)(3)	Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation(4)	Total
Kathleen R. Allen, Ph.D.(5)	$27,250	$81,324	$—	$—	$—	$17,247	$125,821
Donald R. Cameron(6)	45,250	155,524	—	—	—	13,828	214,602
William E. Clark, Jr.(7)	45,000	155,524	—	—	—	13,828	214,352
Roger P. Kuppinger(8)	41,250	155,524	—	—	—	13,828	210,602
Thomas A. Lewis(9)	—	—	—	—	—	—	—-
Michael D. McKee(10)	26,750	155,524	—	—	—	13,828	196,102
Ronald L. Merriman(11)	28,250	32,032	—	—	—	8,672	68,954
Willard H. Smith Jr(12)	29,000	125,844	—-	—	—	17,247	172,091

(1)    Fees earned or paid in cash include retainers and board meeting fees. Retainers include (i) an annual fee retainer of $15,000 for each board member ($30,000 for the chairman of our board), (ii) an Audit Committee chair retainer of $10,000, (iii) a Compensation Committee chair retainer of $5,000, and (iv) a lead independent director retainer of $10,000. Board meeting fees are $1,000 per meeting in person ($1,500 for the chairman of our board) and $500 for telephonic attendance ($750 for the chairman of our board). Committee meeting fees are $500 per meeting in person ($1,000 for the chairman of the committee) and $250 for telephonic attendance ($500 for the chairman of the committee).

(2)    The amounts in this column equal the current year’s amortization of the stock awards granted from 2001 through 2006. Each stock award is multiplied by the fair market value of our common stock on that award’s grant date and the sum of these products is amortized over the vesting period for each award. The amortization of stock compensation incorporated into our 2006 consolidated financial statements is calculated in the same manner, in accordance with Statement of Financial Accounting Standard No. 123R, Share Based Payments. Stock awards vest in accordance with the vesting schedule outlined in the “Stock Awards for Directors” section of this Proxy Statement. Nonvested stock is eligible to receive distributions from the date of grant.

(3)    On May 16, 2006, each of the directors who was not our officer received 4,000 shares of nonvested common stock which vests in accordance with the schedule below. The grant date fair value of $89,040 is calculated by multiplying the 4.000 shares by the closing market price on May 16, 2006 of $22.26. These stock grants are eligible to receive distributions from the date of grant.

(4)    Includes distributions paid on nonvested stock awards during the year ended December 31, 2006.

(5)    As of December 31, 2006, Dr. Allen had 12,000 shares of nonvested common stock awards and is vested in all of her 10,000 common stock option awards.

(6)    As of December 31, 2006, Mr. Cameron had 8,000 shares of nonvested common stock awards and is vested in all of his 10,000 common stock option awards. Mr. Cameron subsequently exercised these remaining 10,000 common stock option awards on January 1, 2007.

(7)    As of December 31, 2006, Mr. Clark had 8,000 shares of nonvested common stock awards and did not hold any common stock option awards.

(8)    As of December 31, 2006, Mr. Kuppinger had 8,000 shares of nonvested common stock awards and is vested in all of his 30,000 common stock option awards.

(9)    Mr. Lewis, our CEO, receives no compensation to serve on our Board of Directors.

(10) As of December 31, 2006, Mr. McKee had 8,000 shares of nonvested common stock awards and did not hold any common stock option awards.

(11) As of December 31, 2006, Mr. Merriman had 7,200 shares of nonvested common stock awards and did not hold any common stock option awards.

(12) As of December 31, 2006, Mr. Smith had 12,000 shares of nonvested common stock awards and is vested in all of his 10,000 common stock option awards. Mr. Smith subsequently exercised these 10,000 common stock option awards on January 2, 2007.

Stock Awards for Directors

Our 2003 Incentive Award Plan provides that upon the initial election to our Board of Directors and at each annual meeting of stockholders thereafter, if the director is still serving as a director, each director who is not a Realty Income officer is automatically granted 4,000 shares of our common stock. The stock shall vest based on the non-employee director’s years of service in accordance with the following schedule:

•            20% increments on each of the first five anniversaries of the date the shares of stock are granted to directors with less than six years of service at the date of grant;

•            25% increments on each of the first four anniversaries of the date the shares of stock are granted to directors with six years of service at the date of grant;

•            331/3% increments on each of the first three anniversaries of the date the shares of stock are granted to directors with seven years of service at the date of grant;

•            50% increments on each of the first two anniversaries of the date the shares of stock are granted to directors with eight years of service at the date of grant;

•            100% vested on the first anniversary of the date the shares of stock are granted to directors with nine years of service at the date of grant; and

•            100% vested as of the date the shares of stock are granted to directors with ten or more years of service at the date of grant.

Other Payments for Directors

The members of our board are also entitled to reimbursement of their expenses incurred in connection with attendance at board and committee meetings and conferences with our senior management, in accordance with our policy.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Title	Age

Thomas A. Lewis	Vice Chairman of the Board and Chief Executive Officer	54
Gary M. Malino	President and Chief Operating Officer	49
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	41
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	46
Richard G. Collins	Executive Vice President, Portfolio Management	58

Biographical information with respect to Mr. Lewis is set forth above under Board of Directors.

Gary M. Malino is our president and chief operating officer. He joined us in 1985 and served in various executive positions until 1994 when he was named chief financial officer and treasurer. During 2001, Mr. Malino was promoted to president and chief operating officer. Prior to joining Realty Income, he was a certified public accountant for a Los Angeles based accounting firm (1981-1985) and assistant controller with McMillin Development Company, a real estate development company (1979-1981). Mr. Malino also serves as an officer of Crest.

Paul M. Meurer is our executive vice president, chief financial officer and treasurer, positions he has held since joining us in 2001. Prior to joining us, he was a director in Merrill Lynch & Co.’s Real Estate Investment Banking Group (1992-2001), a real estate consultant with General Atlantic Partners (1991) and worked in the Real Estate Investment Banking Department at Goldman Sachs & Co. (1987-1990). Mr. Meurer also serves as an officer of Crest.

Michael R. Pfeiffer is our executive vice president, general counsel and secretary. He joined us in 1990 and served as corporate counsel until 1995 when he was named general counsel and secretary. Mr. Pfeiffer left us in September 2001 and served as executive vice president and general counsel for Westfield Corporation, Inc., a retail shopping mall owner until May 2002, at which time he returned to us as executive vice president, general counsel and secretary. Prior to 1990, Mr. Pfeiffer was in private practice with a law firm specializing in real estate transactional law and served as associate counsel with First American Title Insurance Company. He is a licensed attorney and member of the State Bar of California and Florida. Mr. Pfeiffer also serves as an officer of Crest.

Richard G. Collins is our executive vice president, portfolio management. He joined us in 1990 and served in a variety of positions, including vice president, portfolio management and senior vice president, portfolio acquisitions. He was promoted to his current position in August 2005. Prior to becoming executive vice president, portfolio management, Mr. Collins served as the president of our subsidiary, Crest. Prior to joining us, he was involved as a principal in the acquisition and sale of land and commercial real estate, as a general partner for land and commercial real estate partnerships (1979-1990) and as a leasing and sales specialist in the Office Properties Division for Grubb & Ellis Commercial Real Estate Services (1974-1979). Mr. Collins also serves as a director and officer of Crest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our executive officers, including our Named Executive Officers, as such term is defined in the Summary Compensation Table below. The Compensation Committee administers the compensation policies and programs for our executive officers and regularly reviews and approves our executive compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, encourage high performance, promote accountability and assure that management’s interests are aligned with the interests of our stockholders.

Compensation Committee Membership. The Compensation Committee is comprised entirely of independent directors who satisfy the independence requirements of the New York Stock Exchange, are “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are “outside directors” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Overview of Compensation Philosophy and Program. The Compensation Committee believes that compensation should reflect the value created for our stockholders while supporting our business strategies and long-range plans and the markets we serve, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success. In doing so, our compensation programs reflect the following themes:

•            A compensation program that stresses our financial performance and the individual performance of each executive officer;

•            A compensation program that strengthens the relationship between pay and performance by providing compensation that is reflective of current market practices and comparable executive rates and is dependent upon the level of success in meeting specified company and individual performance goals;

•            A compensation program that seeks to align the financial interests of the executive officers with those of our stockholders;

•            A compensation program that is reasonable, performance-based, and consistent with our overall compensation objectives designed to retain key members of management;

•            An annual incentive plan that supports a performance-oriented environment and which generates a portion of compensation based on the achievement of performance goals; and

•            A long-term incentive plan that is designed to reward executive officers for our long-term strategic management and the enhancement of stockholder value.

To achieve our goals, the Compensation Committee offers our chief executive officer and other executive officers a compensation package that is mainly comprised of the following compensation elements: (1) a base salary, designed to be competitive with salary levels in our industry and to reflect individual performance; (2) an annual incentive bonus payable in cash and tied to our achievement of annual financial and other performance goals, which supports our annual performance; (3) long-term stock-based incentive awards, which support our long term performance and are designed to strengthen the mutuality of interests between our executive officers and our stockholders; and (4) severance payments and other benefits payable upon termination of an officer’s employment by us without cause or subsequent to a change of control of us, which promote executive retention and efforts toward the best interests of the stockholders in the event of an actual or threatened change of control of us. We believe that each of these elements and their combination is necessary to support our overall compensation objectives.

Compensation Consultant and Peer Comparisons. To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates Compensation, a division of FPL Associates, LP, a nationally known executive compensation and benefits consulting firm to advise it on a regular basis on the amount and form of our executive compensation and benefit programs. The Compensation Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Compensation Committee. In 2006, such services included providing data regarding market practices and making recommendations for changes to our plan designs and policies consistent with our compensation philosophies and objectives, and advising on executive base salaries, bonuses and long-term incentive compensation. In 2006, the consultant also assisted the Compensation Committee in designing and reviewing tally sheets regarding total compensation of our executive officers and provided studies and recommendations regarding the compensation of our peer group. The consultant reports to the chairman of the Compensation Committee and the Compensation Committee retains the right to terminate or replace the consultant at any time. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to engage such consultants and other advisors.

In determining compensation for our executive officers, the Compensation Committee annually surveys each company in our peer group and examines each peer company’s performance (including total return and funds from operations growth) and the compensation elements and levels provided to their executive officers. The Compensation Committee then evaluates our performance and generally determines whether the compensation elements and levels that we provide to our executive officers are appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of our executive officer’s individual contribution to our performance. If appropriate, the Compensation Committee will adjust compensation paid to our executive officers. In addition to reviewing executive officers’ compensation against the peer companies, the Compensation Committee also solicits appropriate input from our chief executive officer and our president, chief operating officer, regarding total compensation for each of our executive officers. The Compensation Committee believes that the compensation paid to each of our executive officers is generally in line with the compensation paid to executive officers of our peer group companies.

The Compensation Committee, with the help of the consultant, periodically reviews the composition of the peer group and the criteria and data used in compiling the peer group list, and considers modifications to this group. Throughout 2006, the Compensation Committee reviewed data provided by the consultant regarding the appropriate companies to include in the peer group and the effects any change in the peer group would have on our standing within the peer group. For 2006, the peer group used by the Compensation Committee included the following companies: National Retail Properties, Entertainment Properties Trust, Getty Realty Corporation, Lexington Corporate Properties Trust, Spirit Finance Corporation and Truststreet Properties, Inc., each of which invests in similar assets as we do. In addition, our peer group included 12 companies that are of a similar size as we are and 13 companies that are located in California.

Performance Benchmarks. The Compensation Committee also sets performance benchmarks for assessing the performance of each executive officer and evaluates such performance benchmarks in determining the annual cash bonus and equity awards. The general methodologies for assessing such performance include the following:

•            Shareholder returns, including absolute returns and comparative returns versus other REITs and other stock indexes and a subjective analysis of the relative risk taken by peer companies;

•            Company operations, including revenue, expense control, funds from operations performance, access to capital, debt levels, vacancy levels and resolution, credit quality, acquisition levels, yields and internal rates of return, asset diversification, employee turnover, trading multiples, dividend yields and increases, executive peer evaluations and new initiatives suggested and implemented; and

•            Industry compensation levels, including what peer companies are paying for comparable positions, other alternatives for the executive officer, how valuable is the executive officer, future prospects for the executive officer, how difficult it would be to replace the executive officer and how the executive officer performed versus other years.

In addition to the foregoing general methodologies for assessing performance, the Compensation Committee reviews specific benchmarks for the executive officers based upon their position within the company and then uses this information in assessing the level of compensation to provide to each executive officer.

Elements of Executive Compensation

Base Salary. Base salaries provide our executive officers with a degree of financial certainty and stability, and are used to attract and retain highly qualified individuals. The Compensation Committee annually reviews and determines the base salaries of our executive officers. Base salaries are also evaluated at the time of a promotion or other significant change in responsibilities. Increases in base salaries are based on the Compensation Committee’s evaluation of such factors as an executive officer’s level of responsibility and development potential, the results previously achieved by the executive officer, and the level of pay of the executive officer in question relative to other similarly situated executive officers at our peer companies.

On an individual basis, base salaries are designed to reward performance consistent with our overall financial performance in the context of competitive practice. Effective January 1, 2007, each of the Named Executive Officers, as such term is defined in the Summary Compensation Table, has entered into an employment agreement with us.  In 2007, under these agreements:

•            Thomas A. Lewis, our vice chairman of the board and chief executive officer, receives a base salary of no less than $350,000, which is the same amount awarded to him in both 2006 and 2005;

•            Gary M. Malino, our president and chief operating officer, receives a base salary of no less than $325,000, which is the same amount awarded to him in 2006, and which represents approximately an 8% increase over 2005;

•            Paul M. Meurer, our executive vice president, chief financial officer and treasurer, receives a base salary of no less than $300,000, which is the same amount awarded to him in 2006, and which represents a 20% increase over 2005;

•            Michael R. Pfeiffer, our executive vice president, general counsel and secretary, receives a base salary of no less than $275,000, which is the same amount awarded to him in 2006, and which represents a 10% increase over 2005; and

•            Richard G. Collins, our executive vice president, portfolio management, receives a base salary of no less than $220,000, which is the same amount awarded to him in 2006, and which represents approximately a 13% increase over 2005.

Each of the increases in base salary referenced above was determined by the Compensation Committee to be appropriate based upon the executive officer’s responsibilities, performance and peer group review.

Annual Cash Bonus. The annual cash incentive is designed to supplement the pay of our executive officers (and other key management personnel) so that overall total cash compensation (salary and bonus) is competitive in our industry and properly rewards the executive officers for their efforts in achieving their objectives. In February 2006, the Compensation Committee established company and individual performance objectives for the payment of annual bonuses to each of our executive officers. The objectives evaluated by the Compensation Committee in determining the amount of cash bonuses to be paid to our executive officers vary considerably in detail and subject matter depending on the executive officer’s position, and included such performance goals as funds from operations growth, our access to long term capital, expense control, the performance of individual departments and executive peer review as more fully described in the “Performance Benchmarks” section of this Proxy Statement.

Actual bonus amounts under the plan were determined on the basis of our actual performance relative to a range of performance levels as determined by our Compensation Committee. The cash bonuses paid to the executive officers for 2006 also reflected the Compensation Committee’s determination of each executive officer’s individual performance and the level of pay of each executive officer compared to other similarly situated executives in the peer companies as described above. The Compensation Committee, with input from our chief executive officer with respect to the other executive officers, uses its discretion in determining actual bonus amounts. Bonuses were approved by the Compensation Committee in December 2006 and paid in January 2007.

The actual salary paid and annual bonus awarded to each Named Executive Officer in 2006 is reported in the “Summary Compensation Table” in this Proxy Statement.

Long-Term Incentive Compensation Awards. The Compensation Committee grants nonvested stock awards to our executive officers under our 2003 Incentive Award Plan. These stock awards are designed to increase executive officers’ stock ownership in us, motivate our executive officers to improve long-term dividend performance, encourage long-term dedication to us and to operate as an executive officer retention mechanism for key members of our management.

Our nonvested stock awards generally vest evenly, on each anniversary of the grant date, over ten years. When a Named Executive Officer reaches the age of 55, his vesting on the grant of any new shares of nonvested stock awards would be accelerated from ten years to five years. The nonvested stock awards granted for the 2006 fiscal year vest evenly, on each anniversary of the grant date, over ten years for all Named Executive Officers, except for Mr. Collins, whose nonvested stock grants vest evenly on each anniversary of the grant date, over five years. Distributions are paid on the entirety of the grant from the grant date. At the beginning of 2006, the Compensation Committee determined a range of stock awards to be granted to each executive officer. Actual awards within this range would depend on each executive officer’s performance in accordance with the performance benchmarks described above as more fully described in the “Performance Benchmarks” section of this Proxy Statement. The range of stock awards to be granted to the chief executive officer was 20,000-60,000 shares, to the president and chief operating officer was 20,000-30,000 shares and to each of the executive vice presidents was 10,000-20,000 shares. The actual stock awards granted to each Named Executive Officer are reported in the “Grants of Plan-Based Awards Table” in this Proxy Statement. The Compensation Committee may choose to grant more or less shares than set forth in those ranges.

In 2006, no stock options were granted to the Named Executive Officers. In 2001, we discontinued our practice of granting stock options in favor of only granting nonvested stock. We believe that nonvested stock is a more appropriate incentive to our executive officers given the focus of our business on monthly dividends.

Equity Grant Practices. Nonvested stock awards are granted to our executive officers at the Compensation Committee’s annual meeting in November or December of each year. Such stock awards are effective as of January 1 of the following year. Board and committee meetings are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the company.

Severance and Change in Control Arrangements. We have entered into change of control arrangements with each of our Named Executive Officers and other executive officers which provide for severance payments and other benefits to the officers if their employment is terminated by us without cause or following a change of control of us. The agreements are designed to retain our executive officers and provide continuity of management in the event of an actual or threatened change in the control of us and to ensure that our executive officers’ compensation and benefits expectations would be satisfied in such event. A description of the material terms of our change of control arrangements can be found under “Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

401K Plan. We have a 401(k) plan, whereby we match 50% of the employee’s contribution to the plan up to 3% of the employee’s compensation. Employees may contribute up to 60% of their salary, subject to annual limits under the IRS Code of 1986, as amended (the “Code”).

Section 162(m) of the Internal Revenue Code of 1986, as Amended

Section 162(m) of the Code limits the deductibility of compensation paid to our chief executive officer and our four other most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation (including base salary, annual bonus, stock option exercises, compensation attributable to vesting of stock grants and nonqualified benefits) in excess of $1,000,000 per year paid to each of these executive officers generally must be “performance based” compensation as determined under Section 162(m). While the Compensation Committee’s intention is, to the greatest extent reasonable, to structure compensation so that it satisfies the “performance based” compensation requirements under Section 162(m), the Compensation Committee will balance the costs and burdens involved in doing so against the value to us and our stockholders of the tax benefits to be obtained by us. Accordingly, the Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be fully deductible as a result of Section 162(m).

Despite the fact that our incentive bonuses and stock-related awards are determined based on the evaluation of our performance and take into consideration certain financial and strategic goals, the Compensation Committee does not apply these factors on a strict formulaic basis. As a result, our incentive bonuses and stock-related awards do not satisfy the “performance based” compensation requirements of Section 162(m).

Sections 280G and 4999 of the Code

Sections 280G and 4999 of the Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Code if his or her compensation is contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equal or exceeds three times the executive’s base amount. If the executive’s aggregate contingent compensatory payments and benefits equal or exceeds three times the base amount, the portion of the payments and benefits in excess of the base amount are treated as excess parachute payments. Treasury Regulations define the events that constitute a change in ownership or control of a corporation for purposes of Sections 280G and 4999 of the Code and the executives subject to Sections 280G and 4999 of the Code.

An executive’s base amount generally is determined by averaging the executive’s Form W-2 taxable compensation from the corporation and its subsidiaries for the five calendar years preceding the calendar year in which the change in ownership or control occurs. An executive’s excess parachute payments are subject to a 20% excise tax under Section 4999 of the Code, in addition to any applicable federal income and employment taxes. Also, the corporation’s compensation deduction with respect to the executive’s excess parachute payments is disallowed under Section 280G of the Code. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of nonvested stock awards) could be excess parachute payments under Sections 280G and 4999 of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2007 Annual Meeting of stockholders and our 2006 Annual Report on Form 10-K.

Submitted on March 23, 2007 by the members of the Compensation Committee of our Board of Directors.

Donald R. Cameron, Chairman

Roger P. Kuppinger

Michael D. McKee

Willard H. Smith Jr

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers (collectively, the “Named Executive Officers”) for the fiscal year ended December 31, 2006.

Name and Principal Position	Salary(1)	Bonus(2)	Stock awards(3)	Option awards	Non- equity incentive plan compen-sation	Change in pension value and non- qualified deferred compen- sation earnings	All other compen- sation(4)	Total

Thomas A. Lewis Vice Chairman of the Board and Chief Executive Officer	$350,000	$685,000	$694,740	$—	$—	$—	$406,363	$2,136,103

Gary M. Malino President and Chief Operating Officer	325,000	330,000	339,708	—	—	—	202,895	1,197,603

Paul M. Meurer Executive Vice President, Chief Financial Officer and Treasurer	300,000	210,000	221,760	—	—	—	135,589	867,349

Michael R. Pfeiffer Executive Vice President, General Counsel and Secretary	275,000	200,000	180,108	—	—	—	111,567	766,675

Richard G. Collins Executive Vice President, Portfolio Management	220,000	120,000	128,952	—	—	—	70,475	539,427

(1)          The amounts shown include amounts earned, but a portion of which may be deferred, at the election of the officer under our 401(k) retirement plan.

(2)          The bonuses shown for 2006 were paid in January 2007.

(3)          The amounts in this column equal the current year’s amortization of the stock awards granted from 2001 through 2006.  Each stock award is multiplied by the fair market value of our common stock on that award’s grant date and the sum of these products is amortized over the vesting period for each award.  The amortization of stock compensation incorporated in our 2006 consolidated financial statements is calculated in the same manner, in accordance with Statement of Financial Accounting Standard No. 123R, Share Based Payments (“SFAS 123R”).  The Compensation Committee awards grants of nonvested stock awards that generally vest over ten years in accordance with the provisions of our 2003 Incentive Award Plan.  When a Named Executive Officer reaches the age of 55, vesting on the grant of any new shares of nonvested stock awards would be accelerated from 10 years to five years.  Nonvested stock is eligible to receive distributions from the date of grant.

(4)          The following table sets forth distributions paid on nonvested stock, matching contributions by us to the Named Executive Officer’s 401(k) savings account and the cost of term life and long-term disability insurance premiums paid by us:

Name	Distributions Paid on Nonvested Stock	401(k) Matching Contributions	Group Term Insurance Payments	Mandatory Contributions for Long-Term Disability Insurance	Total Other Compensation

Thomas A. Lewis	$396,825	$7,500	$1,518	$520	$406,363
Gary M. Malino	193,885	7,500	990	520	202,895
Paul M. Meurer	126,909	7,500	660	520	135,589
Michael R. Pfeiffer	102,620	7,500	927	520	111,567
Richard G. Collins	60,365	7,500	2,090	520	70,475

Grants of Plan-Based Awards Table

The following table sets forth summary information concerning all grants of plan-based awards made to the Named Executive Officers for the 2006 fiscal year.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Equity Incentive Plan Awards(2)

Thomas A. Lewis	1/1/07	60,000	—	$—	$1,662,000
Gary M. Malino	1/1/07	35,500	—	—	983,350
Paul M. Meurer	1/1/07	25,000	—	—	692,500
Michael R. Pfeiffer	1/1/07	25,000	—	—	692,500
Richard G. Collins	1/1/07	15,000	—	—	415,500

(1)          There were no stock option awards for the 2006 fiscal year.

(2)          This column has been calculated by multiplying the closing market price of our common stock at December 29, 2006 of $27.70, by the nonvested common stock awards, in accordance with SFAS 123R. The Compensation Committee awards grants of nonvested stock awards that generally vest over ten years in accordance with the provisions of our 2003 Incentive Award Plan. When a Named Executive Officer reaches the age of 55, which in this case applies to Mr. Collins, his vesting on the grant of any new shares of nonvested stock awards would be accelerated from 10 years to five years.

Outstanding Equity Awards Table

The following table sets forth summary information concerning outstanding equity awards held by each of the Named Executive Officers as of January 1, 2007, since this date includes grants issued to the Named Executive Officers for the 2006 fiscal year. These equity awards include grants from January 1, 2001 through January 1, 2007. During the year ended December 31, 2006, no stock options were granted to the Named Executive Officers and none of the Named Executive Officers exercised stock options. In addition, none of the Named Executive Officers held any unexercised options at the end of the 2006 fiscal year.

	Option awards(1)					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Yet Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Thomas A. Lewis(4)	—	—	—	$—	—	300,500	$8,323,850	—	$—
Gary M. Malino(5)	—	—	—	—	—	153,250	4,245,025	—	—
Paul M. Meurer(6)	—	—	—	—	—	102,400	2,836,480	—	—
Michael R. Pfeiffer(7)	—	—	—	—	—	88,200	2,443,140	—	—
Richard G. Collins(8)	—	—	—	—	—	50,800	1,407,160	—	—

(1)          There were no stock option awards for the 2006 fiscal year.

(2)          This column represents the aggregate of nonvested stock grants from January 1, 2001 through January 1, 2007 to the Named Executive Officers.

(3)          Market value has been calculated as the closing market price of our common stock at December 29, 2006 of $27.70, multiplied by the outstanding nonvested stock awards for each Named Executive Officer.

(4)          The nonvested stock awards for Mr. Lewis vest according to the following schedule: 41,600 shares vest on each of: 1/1/08, 1/1/09, 1/1/10 and 1/1/11, 37,800 shares vest on 1/1/12, 31,800 shares vest on 1/1/13, 26,500 shares vest on 1/1/14, 20,500 shares vest on 1/1/15, 11,500 shares vest on 1/1/16 and 6,000 shares vest on 1/1/17.

(5)          The nonvested stock awards for Mr. Malino vest according to the following schedule: 20,700 shares vest on each of: 1/1/08, 1/1/09, 1/1/10 and 1/1/11, 19,200 shares vest on 1/1/12, 16,800 shares vest on 1/1/13, 13,800 shares vest on 1/1/14, 10,800 shares vest on 1/1/15, 6,300 shares vest on 1/1/16 and 3,550 shares vest on 1/1/17.

(6)          The nonvested stock awards for Mr. Meurer vest according to the following schedule: 13,400 shares vest on each of: 1/1/08, 1/1/09, 1/1/10, 1/1/11 and 1/1/12, 11,400 shares vest on 1/1/13, 9,500 shares vest on 1/1/14, 7,500 shares vest on 1/1/15, 4,500 shares vest on 1/1/16 and 2,500 shares vest on 1/1/17.

(7)          The nonvested stock awards for Mr. Pfeiffer vest according to the following schedule: 10,700 shares vest on each of: 1/1/08, 1/1/09, 1/1/10, 1/1/11, 1/1/12 and 1/1/13, 9,500 shares vest on 1/1/14, 7,500 shares vest on 1/1/15, 4,500 shares vest on 1/1/16 and 2,500 shares vest on 1/1/17.

(8)          The nonvested stock awards for Mr. Collins vest according to the following schedule: 9,200 shares vest on each of: 1/1/08, 1/1/09, 1/1/10 and 1/1/11, 7,000 shares vest on 1/1/12, 3,000 shares vest on 1/1/13, 2,500 shares vest on 1/1/14 and 1,500 shares vest on 1/1/15.

Stock Vested Table

The following table sets forth summary information concerning option exercises and vesting of stock awards for each of the Named Executive Officers during the year ended December 31, 2006.  These equity awards include grants from January 1, 2001 through January 1, 2007.

	Option awards(1)		Stock awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)

Thomas A. Lewis	—	$—	35,600	$986,120
Gary M. Malino	—	—	17,150	475,055
Paul M. Meurer	—	—	10,900	301,930
Michael R. Pfeiffer	—	—	8,200	227,140
Richard G. Collins	—	—	6,200	171,740

(1)     There were no option awards for the 2006 fiscal year.

(2)    This column represents the aggregate of stock grants from January 1, 2001 to January 1, 2007 to the Named Executive Officers that vested on January 1, 2007.

(3)    This column represents the value as calculated by multiplying the closing market price of our common stock at December 29, 2006 of $27.70, by the number of shares that vested.

Pension Benefits

None of the Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if they determine that doing so is in our best interest.

Nonqualified Deferred Compensation

None of the Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if they determine that doing so is in our best interest.

Potential Payments upon Termination or Change In Control

Each of the Named Executive Officers has the right to receive severance compensation upon the occurrence of certain events as specified in their employment agreements. The employment agreements provide that the employees will be entitled to receive severance payments upon termination by us without cause or termination resulting from a change in control of us.

Termination by Us Without Cause. For termination by us without cause, each of Messrs. Lewis, Malino, Meurer, Pfeiffer and Collins are entitled to receive the following:

•            a severance payment equal to twelve months’ base salary;

•            the average of the last three years’ cash bonus paid;

•            payment of any accrued vacation pay to which the employee may be entitled prorated through the date of termination; and

•            continuation of group medical insurance coverage at our expense for a period of twelve months from the date of termination or until the employee becomes covered under another group medical insurance plan, whichever occurs first.

Termination by Us Following a Change in Control. In the event of a termination within six months prior to, or twelve months after a change in control of us, each of Messrs. Lewis, Malino, Meurer, Pfeiffer and Collins are entitled to receive the following:

•            a severance payment equal to eighteen months’ base salary;

•            the average of the last three years’ cash bonus paid;

•            payment of any accrued vacation pay to which the employee may be entitled prorated through the date of termination; and

•            continuation of group medical insurance coverage at our expense for a period of eighteen months from the date of termination or until the employee becomes covered under another group medical insurance plan, whichever occurs first.

In addition, in the event of a change in control of us, all nonvested options and nonvested stock awards will automatically vest and become exercisable. The employment agreements define “change in control” to mean (i) the acquisition of shares of our common stock by any person, entity or group in a transaction, or series of transactions, resulting in the beneficial ownership of more than 50% of our outstanding common stock, (ii) a merger, consolidation or sale of substantially all of our assets, (iii) a contested election of our directors resulting in a majority of the nominees recommended by the Board of Directors not being elected; (iv) a change in composition within a 60 day period of a majority of our Board of Directors; or (v) any other event which results in a change of voting power sufficient to elect a majority of our Board of Directors.

Termination for Death or Disability. In the event that the executive officer dies or is physically or mentally unable to perform his or her duties, the executive officer is entitled to benefits in accordance with our policies generally applicable to all executive officers. If the executive officer dies, pursuant to the terms of the employment agreement, he or she is entitled to life insurance benefits under our group life insurance program. Upon termination of employment as a result of death or disability, the executive officer will forfeit any nonvested stock awards.

Termination For Failure to Perform. Upon termination for failure to perform duties, the executive officer is not entitled to any payment or benefit other than the payment of unpaid salary and accrued vacation pay.

Termination by Executive Officer. The executive officer may also terminate the agreement at any time upon two weeks notice to us, which will not result in any severance payments other than the payment of unpaid salary and accrued vacation pay.

The employment agreements provide that the executive officer must devote his or her full time, attention and energy to our business and may not engage in any other business activity which would interfere with the performance of his or her duties or be competitive with us, unless specifically permitted by our Board of Directors. This restriction does not prevent the executive officer from making passive investments, so long as the investment does not require the executive officer’s services in a manner that would impair the performance of his or her duties under the employment agreement.

Termination Scenario Tables

The tables below estimate the payments and benefits to each of the Named Executive Officers assuming they were terminated on December 31, 2006 under each of the circumstances listed above other than termination by executive officer. With the exception of medical benefits and disability payments, which are to be paid monthly, the following amounts represent lump-sum payments and benefits.

Thomas A. Lewis	Termination Scenarios
Type of Compensation	Without Cause	Change in Control(1)	Death	Disability	With Cause

Salary Payment	$350,000	$525,000	$—	$—	$—
Bonus Payment(2)	505,000	505,000	—	—	—
Accrued Vacation	13,462	13,462	13,462	13,462	13,462
Medical Benefits	12,140	18,210	—	—	—
Life Insurance Benefits	—	—	600,000	—	—
Disability Benefits(3)	—	—	—	1,336,306	—
Value of Accelerated Equity Awards(4)	—	8,323,850	—	—	—
Total Payments and Benefits	$880,602	$9,385,522	$613,462	$1,349,768	$13,462

Gary M. Malino	Termination Scenarios
Type of Compensation	Without Cause	Change in Control(1)	Death	Disability	With Cause

Salary Payment	$325,000	$487,500	$—	$—	$—
Bonus Payment(2)	241,667	241,667	—	—	—
Accrued Vacation	50,000	50,000	50,000	50,000	50,000
Medical Benefits	12,140	18,210	—	—	—
Life Insurance Benefits	—	—	600,000	—	—
Disability Benefits(3)	—	—	—	1,911,254	—
Value of Accelerated Equity Awards(4)	—	4,245,025	—	—	—
Total Payments and Benefits	$628,807	$5,042,402	$650,000	$1,961,254	$50,000

Paul M. Meurer	Termination Scenarios
Type of Compensation	Without Cause	Change in Control(1)	Death	Disability	With Cause

Salary Payment	$300,000	$450,000	$—	$—	$—
Bonus Payment(2)	150,000	150,000	—	—	—
Accrued Vacation	1,154	1,154	1,154	1,154	1,154
Medical Benefits	13,973	20,959	—	—	—
Life Insurance Benefits	—	—	489,000	—	—
Disability Benefits(3)	—	—	—	2,832,815	—
Value of Accelerated Equity Awards(4)	—	2,836,480	—	—	—
Total Payments and Benefits	$465,127	$3,458,593	$490,154	$2,833,969	$1,154

Michael R. Pfeiffer	Termination Scenarios
Type of Compensation	Without Cause	Change in Control(1)	Death	Disability	With Cause

Salary Payment	$275,000	$412,500	$—	$—	$—
Bonus Payment(2)	146,667	146,667	—	—	—
Accrued Vacation	19,038	19,038	19,038	19,038	19,038
Medical Benefits	13,973	20,959	—	—	—
Life Insurance Benefits	—	—	489,000	—	—
Disability Benefits(3)	—	—	—	2,201,357	—
Value of Accelerated Equity Awards(4)	—	2,443,140	—	—	—
Total Payments and Benefits	$454,678	$3,042,304	$508,038	$2,220,395	$19,038

Richard G. Collins	Termination Scenarios
Type of Compensation	Without Cause	Change in Control (1)	Death	Disability	With Cause

Salary Payment	$220,000	$330,000	$—	$—	$—
Bonus Payment(2)	106,667	106,667	—	—	—
Accrued Vacation	24,962	24,962	24,962	24,962	24,962
Medical Benefits	13,973	20,959	—	—	—
Life Insurance Benefits	—	—	375,000	—	—
Disability Benefits(3)	—	—	—	753,472	—
Value of Accelerated Equity Awards(4)	—	1,407,160	—	—	—
Total Payments and Benefits	$365,602	$1,889,748	$399,962	$778,434	$24,962

(1)     This scenario assumes that the officer was terminated in connection with a Change in Control. In the event the officer is not terminated in connection with a Change in Control, the officer would not be paid the severance referenced, including the salary payment, bonus payment, accrued vacation, and medical payments. However, all nonvested awards vest as specifically provided in each officer’s nonvested stock agreement.

(2)     The bonus payment is the average of annual bonuses paid for the previous three calendar years and assumes that the bonuses paid in January 2007, January 2006 and January 2005 have been incorporated into the calculation.

(3)     This column assumes permanent disability for each officer at December 31, 2006. For each officer, short-term disability of $2,300 per week applies to the first nine weeks of disability. After that time, long-term disability of $10,000 per month applies for each officer up to the age of 65.

(4)     For purposes of this calculation, each officer’s total nonvested stock awards on January 1, 2007, which includes stock awards for the 2006 fiscal year granted on January 1, 1007, are multiplied by our common stock price on December 29, 2006 of $27.70.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Cameron, Kuppinger, McKee and Smith each served on the Compensation Committee during 2006. None of Messrs. Cameron, Kuppinger, McKee and Smith is or has been our officer or employee.

AUDIT COMMITTEE REPORT

The Audit Committee of Realty Income’s Board of Directors is comprised of independent directors as required by the listing standards of the NYSE. The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the SEC, which was adopted by Realty Income’s Board of Directors. In 2006, the Audit Committee met nine times.

The role of the Audit Committee is to oversee Realty Income’s financial reporting process on behalf of the Board of Directors.  Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and Realty Income’s internal controls over financial reporting and expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion on management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audit of the consolidated financial statements and the audit of internal controls over financial reporting of Realty Income, as of and for the year ended December 31, 2006, with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from Realty Income. The Audit Committee has also considered whether the independent public accounting firm’s preparation of tax returns, tax consulting services and other non-audit services to Realty Income is compatible with maintaining the registered public accounting firm’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Submitted on March 23, 2007 by the members of the Audit Committee of Realty Income’s Board of Directors.

Roger P. Kuppinger, Chairman

Kathleen R. Allen, Ph.D.

Ronald L. Merriman

Willard H. Smith Jr

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Realty Income specifically incorporates the same by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income.  Insiders are required by regulation of the SEC to furnish Realty Income with copies of all Section 16(a) forms they file.

Based solely on our review of copies of Forms 3, 4 and 5, and the amendments thereto, received by the Company for the year ended December 31, 2006, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, we believe that during the year ended December 31, 2006, all filing requirements were complied with by our executive officers, directors and beneficial owners of more than ten percent of our stock, except for the following:

On June 9, 2006, the Malino Revocable Living Trust dated August 14, 1999, of which Mr. Malino is a trustee, sold 8,986 shares of common stock. Additionally, on June 9, 2006, Mr. Malino sold 14,400 shares of common stock.  A late Form 5 was filed on December 20, 2006 to report these transactions.

RELATED PARTY TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, the Audit Committee shall review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics, and the Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is: (1) any person who is, or at any time since the beginning of the Company’s last fiscal year was, our director or executive officer or a nominee to become our director; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

Realty Income’s headquarters is leased from The William E. Clark, Jr. and Evelyn J. Clark Family Trust, of which Mr. Clark, a director of Realty Income, is a co-trustee with his wife.  This lease expires in August 2007.  During the period January 2006 through March 2007, Realty Income paid rent of $563,337.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2007, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director and Named Executive Officer and (ii) all directors and executive officers of Realty Income as a group. We do not know of any person who beneficially owns 5% or more of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class
William E. Clark , Jr.(1)	886,836	0.9%
Thomas A. Lewis(2)	471,316	0.5
Gary M. Malino(3)	292,132	0.3
Paul M. Meurer	134,000	0.1
Michael R. Pfeiffer(4)	111,466	0.1
Michael D. McKee(5)	97,500	0.1
Donald R. Cameron(6)	80,820	0.1
Willard H. Smith Jr(7)	80,000	0.1
Richard G. Collins	63,600	0.1
Roger P. Kuppinger(8)	59,900	0.1
Kathleen R. Allen, Ph.D.(9)	38,000	*
Ronald L. Merriman(10)	8,000	*

All directors and executive officers of the Company, as a group (15 persons)(11)	2,503,028	2.5%

*Less than one-tenth of one percent

(1)          Mr. Clark’s total includes 877,080 shares owned of record by The William E. Clark, Jr. and Evelyn J. Clark Family Trust, of which he is a trustee and has shared voting and investment power, and 898 shares owned of record by his wife.  Mr. Clark disclaims beneficial ownership of the shares owned of record by his wife.

(2)          Mr. Lewis’ total includes 170,816 shares owned of record by The Lewis Revocable Living Trust dated January 20, 2005, of which he is a trustee and has shared voting and investment power.

(3)          Mr. Malino’s total includes 120,578 shares owned of record by The Malino Revocable Living Trust dated August 14, 1999, of which he is a trustee and has shared voting and investment power, and 412 shares owned of record by his wife, as to which he disclaims beneficial ownership.

(4)          Mr. Pfeiffer’s total includes 23,266 shares owned of record by The Pfeiffer Revocable Living Trust dated February 15, 1994, of which he is a trustee and has shared voting and investment power.

(5)          Mr. McKee’s total includes 70,000 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.

(6)          Mr. Cameron’s total includes 72,820 shares owned of record by The Cameron, Murphy and Spangler, Inc. Amended and Restated Pension Trust dated April 1, 1984, of which he is the trustee and has sole voting and investment power.  Of the 72,820 shares, 69,400 shares are in the account of Mr. Cameron, 1,500 shares are in the account of Fiona Cameron, 1,000 shares are in the account of Lachlan Cameron, 800 shares are in the account of Gwen Jenkins and 120 shares are in the account of Andrew Sayeg.  Mr. Cameron disclaims beneficial ownership of the 3,420 shares owned by The Cameron, Murphy and Spangler, Inc. Amended and Restated Pension Trust in the accounts of Fiona Cameron, Lachlan Cameron, Gwen Jenkins and Andrew Sayeg.

(7)          Mr. Smith’s total includes 68,000 shares owned of record by The Smith Family Trust dated January 13, 2004, of which he is a trustee and has shared voting and investment power.

(8)          Mr. Kuppinger’s total includes 21,900 shares owned of record by The Kuppinger Trust dated May 9, 1990, of which he is a trustee and has sole voting and investment power, and 30,000 shares subject to options that are exercisable within 60 days of March 15, 2007.

(9)          Dr. Allen’s total includes 10,000 shares subject to options that are exercisable within 60 days of March 15, 2007.

(10)    Mr. Merriman’s total includes 800 shares owned of record by The Ronald Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.

(11)    See notes (1) though (10).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain equity compensation plan information as of March 15, 2007:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	83,849	$13.04	2,656,653

Equity compensation plans not approved by security holders	—	—	—

Total	83,849	$13.04	2,656,653

(1)    Each of our equity compensation plans has been approved by our stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to KPMG LLP, Realty Income’s independent registered public accounting firm, relating to 2006 and 2005 were as follows:

	2006	2005

Audit fees(1)(2)	$785,800	$723,325

Audit-related fees	$0	$0
Tax fees(3)	100,610	93,765
All other fees(4)	4,300	4,700

Total	$104,910	$98,465

(1)    Includes the aggregate fees billed by KPMG LLP for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the audit of internal controls.

(2)    Includes the aggregate fees billed by KPMG LLP, which are associated with the issuances of comfort letters to underwriters and review of registration statements in connection with the issuance of consents totaling $139,800 in 2006 and $119,575 in 2005.

(3)    Includes the aggregate fees billed by KPMG LLP for tax services. Tax services consisted of tax return preparation and tax compliance. Includes $25,980 paid in 2006 and $27,750 paid in 2005 by our subsidiary, Crest.

(4)    Includes the aggregate out-of-pocket expenses related to the audit fees paid to KPMG LLP.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement for our 2008 annual meeting of stockholders, they must be received by us at our principal office, 220 West Crest Street, Escondido, CA  92025 on or before November 24, 2007.

In addition, if a stockholder desires to bring business (including director nominations) before our 2008 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2008 proxy statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our corporate secretary between February 15, 2008 and March 16, 2008. For additional requirements, a stockholder may refer to our Bylaws, Article III, Section 12, “Nominations and Stockholder Business,” a copy of which may be obtained from our corporate secretary.  If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

YOUR PROXY IS IMPORTANT

WHETHER YOU OWN FEW OR MANY SHARES

Please date, sign and mail the enclosed Proxy Card today.

YOUR VOTE IS IMPORTANT TO THE COMPANY WHETHER YOU OWN FEW OR MANY SHARES! Please complete, date and sign the attached proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 15, 2007

The undersigned stockholder of Realty Income Corporation, a Maryland Corporation, hereby appoints Michael R. Pfeiffer and Gary M. Malino, or either of them as proxy for the undersigned, with full power of substitution in each of them, and hereby authorizes them to represent the undersigned and to vote all of the shares of Common Stock of Realty Income Corporation, that the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at 9:00 A.M. (local time) on May 15, 2007, at The California Center for the Arts Escondido, 340 North Broadway, Escondido, California 92025, and any adjournment or postponement thereof, with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted as directed by the undersigned stockholder. If no such directions are given, this proxy will be voted for the election of each of the eight (8) nominees for the Board of Directors listed on the reverse side, to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualify and, in the discretion of the proxy holder, on any other matters that may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying the Notice, together with this Proxy.

REALTY INCOME CORPORATION
P.O. BOX 11147
NEW YORK, N.Y. 10203-0147

	YES	NO

	☐	☐
Please indicate if you plan to attend this meeting

(CONTINUED, AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

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DETACH PROXY CARD HERE

	PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.				☒

Votes must be indicated (x) in Black or Blue ink.

Proposal 1.	Election of Eight (8) Directors to Serve Until the Next Annual Meeting of Stockholders and Until Their Successors Are Duly Elected and Qualify

Nominees:	01	- Kathleen R. Allen, 02 - Donald R. Cameron, 03 - William E. Clark, Jr.,
	04	- Roger P. Kuppinger, 05 - Thomas A. Lewis, 06 - Michael D. McKee,
	07	- Ronald L. Merriman, 08 - Willard H. Smith Jr

FOR		☐	WITHHOLD	☐	FOR ALL	☐
ALL			AS TO ALL		EXCEPT

To withhold authority to vote for any individual nominee strike a line through the nominee’s name.

To change your address, please mark this box.		☐

SCAN LINE

Please date this proxy and sign it exactly as your name appears. When shares are held jointly, each holder must sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the president or other authorized officer. If shares are held by a partnership, please sign in partnership name by an authorized person

Date	Share Owner sign here	Co-Owner sign here